                                                                    EXHIBIT 10.5

                                 AMENDMENT NO. 3
                                       TO
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT
                                   AND WAIVER

      This Amendment No. 3 to Revolving Credit and Term Loan Agreement and Waiver ("Amendment and Waiver") dated as of June 28, 2001 by and among the lenders signatory hereto (collectively, the "Banks"), Comerica Bank as agent for the Banks (in such capacity, "Agent"), Trim Systems Operating Corp., a Delaware corporation ("Holdings"), Tempress, Inc., a Washington corporation ("Tempress") and Trim Systems LLC, a Delaware limited liability company ("Trim" and together with Holdings and Tempress, the "Borrowers").

                                    RECITALS

      A. Borrowers, Agent and Comerica Bank, Bank One, N.A. f/k/a The First National Bank of Chicago ("Bank One") and U.S. Bank National Association, in their capacity as lenders, entered into that certain Revolving Credit and Term Loan Agreement dated as of October 29, 1998, as amended as of December 31, 1998, and November 22, 1999 ("Agreement").

      B. Immediately prior to the execution of this Amendment, 1363880 Ontario Inc., an Ontario corporation, purchased 100% of Bank One's interest in the Revolving Credit Aggregate Commitment, Letters of Credit and the Swing Line Commitment and approximately 99.15 % of Bank One's interest in each of the Term Loans and J2R Partners II-B, LLC, a Delaware limited liability company, purchased approximately .85 % of Bank One's interest in each of the Term Loans, each pursuant to an Assignment and Waiver Agreement dated as of the date hereof and Bank One has no interest as a Bank or otherwise under the Credit Agreement.

      C. Certain Events of Default exist under the Agreement as described on the Schedule of Existing Events of Default annexed hereto and the Borrowers have asked Banks to waive permanently such Events of Default.

      D.    The parties desire to amend the Agreement as set forth below.

      NOW, THEREFORE, the parties agree as follows:

      1. The definitions of "Borrowing Base", "CapEx Limit", "Co-Agents", "Excess Cash Flow", "Fixed Charge Coverage Ratio", "Letter of Credit Maximum Amount", "Loan Documents", "Majority Banks", "Margin", "Percentage", "Revolving Credit Aggregate Commitment", "Revolving Credit Maturity Date", "Revolving/Term Bank", "Swing Line Commitment", "Term Loan-A

Maturity Date" and "Term Loan-B Maturity Date" set forth in Section 1 of the Agreement are amended to read as follows:

      "'Borrowing Base' shall mean, as of any date of determination, an amount equal to the sum of (x) eighty percent (80%) of Eligible Accounts, (y) the lesser of (1) fifty percent (50%) of Eligible Inventory and (2) sixty percent (60%) of Eligible Accounts and (z) the Overformula Amount. 'Overformula Amount' shall mean from the date hereof through September 29, 2002, Four Million Four Hundred Thousand Dollars ($4,400,000). On the last day of each month, commencing September 30, 2002, 'Overformula Amount' automatically shall reduce by $150,000 until 'Overformula Amount' is zero ($0)."

      "' CapEx Limit' shall mean (i) for fiscal year 2001, $750,000 and (ii) for each subsequent fiscal year, $1,000,000."

      " 'Co-Agent' shall mean U.S. Bank National Association."

      "'Excess Cash Flow' shall mean, as of the end of any fiscal year of Holdings, Consolidated Net Income for such fiscal year, plus, to the extent deducted in determining Consolidated Net Income, depreciation, amortization and non-cash interest expense for such fiscal year, minus the sum of (i) reductions in the purchase accounting reserve from cash payments during such fiscal year, (ii) Capital Expenditures made by Holdings and its Consolidated Subsidiaries during such fiscal year and any Rollover Amount for such period to be carried forward to the next period less the Rollover Amount, if any, for the preceding period carried forward to the current period that was not spent during such current period, (iii) the amount of all payments of principal made on Senior Debt during such fiscal year (excluding any payments on Revolving Credit Advances and payments by Holdings and its Consolidated Subsidiaries under any other revolving credit facility to the extent the Revolving Credit Aggregate Commitment or availability under such other facility, as the case may be, is not permanently reduced in connection therewith), (iv) any non-cash credits included in determining Consolidated Net Income for such period,
      (v) non-cash gains from sales of assets included in Consolidated Net Income for such period, (vi) non-cash charges added back in a previous period to the extent any such charge has become a cash item in the current period, (vii) any cash disbursement to Sellers required pursuant to the Stock Purchase Agreement for purchase price adjustments or tax obligations, (viii) any cash disbursements made during such period against non-current liabilities to the extent not deducted in determining Consolidated Net Income, and (ix) any cash restructuring expenditures incurred during such period to the extent not deducted in determining Consolidated Net Income for such period and to the extent not exceeding $5,000,000."

      "'Fixed Charge Coverage Ratio' shall mean, as of any date of determination, a ratio, the numerator of which shall equal Consolidated EBITDA for the four preceding fiscal quarters ending on such date less a forty percent (40%) reserve for income tax on Consolidated Net Income for such period (after considering the impact of any net operating loss carryforwards on Consolidated Net Income), and the denominator of which shall equal the scheduled payments of cash interest (excluding prepayments) during such period on Holdings' and its Consolidated Subsidiaries' indebtedness for borrowed money (including all capital leases, and all indebtedness under the Term Notes as of such date) all as determined in accordance with GAAP."

      "'Letter of Credit Maximum Amount' shall mean, as of any date of determination, Two Million Dollars ($2,000,000)."

      " 'Loan Documents' shall mean, collectively, this Agreement, the Notes, the Letter of Credit Agreement, the Letters of Credit, the Guaranty(ies), the Intercreditor Agreement, the Collateral Documents, any Interest Rate Protection Agreement and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended, restated, supplemented or replaced from time to time, subject to the terms of the Intercreditor Agreement."

      " 'Majority Banks' shall mean, subject to the provisions of Section 11.4 of this Agreement, at any time Banks (excluding the Onex Entity and J2R) holding 66-2/3% of the aggregate principal amount of the Indebtedness then outstanding under the Notes (provided, that for purposes of determining Majority Banks hereunder, Indebtedness outstanding under the Swing Line Note shall be allocated among the Banks based upon their respective Percentages) or, if no Indebtedness is then outstanding, Banks (excluding the Onex Entity and J2R) holding 66-2/3% of the Percentages (excluding the Percentages of the Onex Entity and J2R)."

      " 'Margin' shall mean as of any date of determination, the applicable interest rate margin component of the Prime-based Rate, determined in accordance with the provisions of Section 5.3 hereof (based on the Funded Debt to EBITDA Ratio) by reference to the appropriate columns in the pricing matrix attached to this Agreement."

      " 'Percentage' shall mean, with respect to any Bank, its percentage share, as set forth on Schedule 1.2 annexed hereto, of the Revolving Credit Aggregate Commitment, Letters of Credit, Swing Line Commitment and the Term Loans (as the context indicates), as such Schedule may be revised from time to time by Agent in accordance with the provisions of Section 14.8."

      "'Revolving Credit Aggregate Commitment' shall mean Sixteen Million Dollars ($16,000,000), subject to reduction or termination under Sections 2.8, 5.9 or 10.2 hereof."

      "'Revolving Credit Maturity Date' shall mean the earlier to occur of (i) June ___, 2006, as such date may be extended from time to time pursuant to
      Section 2.9 hereof, subject to the terms of the Intercreditor Agreement, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section 2.8 or Section 10.2 hereof."

      "Revolving/Term Bank" shall mean each Bank which is a lender of the Revolving Credit under Article 2 or either of the Term Loans under Article 4A or Article 4B hereof, and their successors and assigns, provided, however, for purposes of Article 2, Article 4, and Section 5.6 of the Credit Agreement, "Revolving Term Bank" shall not include any Bank which does not own a Percentage of the Revolving Credit Aggregate Commitment, Letters of Credit or Swing Line Commitment.

      "'Swing Line Commitment' shall mean One Million Five Hundred Thousand Dollars ($1,500,000), subject to reduction or termination under Section
      2.8 or 10.2 hereof."

      "'Term Loan-A Maturity Date' shall mean June 28, 2006."

      "'Term Loan-B Maturity Date' shall mean June 28, 2006."

      2.    The following definitions are added to Section 1 of the Agreement:

      " 'Availability' shall mean as of any date of determination, the amount which is equal to (i) the lesser of (a) the Revolving Credit Aggregate Commitment as of such date and (b) the Borrowing Base as of such date, minus (ii) the sum of Revolving Credit Advances and Swing Line Advances outstanding as of such date plus (but without duplication) the Letter of Credit Obligations as of such date."

      "Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated as of June 28, 2001 among the Borrowers, the Banks, the Junior Creditors and Comerica Bank in its capacity as collateral agent for the Banks and the Junior Creditors, as may be amended, restated, supplemented or replaced from time to time.

      "'J2R' shall mean J2R Partners II-B, LLC, a Delaware limited liability company."

      "'Junior Creditor' shall mean (i) the Onex Entity, solely in its capacity as holder of a Junior Creditor Note, and its successors and assigns or
      (ii) J2R, solely in its capacity as holder of a Junior Creditor Note, and it successors and assigns, and "Junior Creditors" means both of them."

      "'Junior Creditor Note' shall mean that certain Promissory Note dated June 28, 2001, made in the principal amount of $6,850,000 by Holdings payable to the Onex Entity or that certain Promissory Note dated June 28, 2001, made in the principal amount of $150,000 by Holdings payable to J2R, and "Junior Creditor Notes" shall mean both of them."

      "'Onex Entity' shall mean 1363880 Ontario Inc., an Ontario corporation."

      "'Proceeds Sharing Event' shall mean: (i) any event which results in a pro-rata distribution to the current shareholders of the Parent with respect to such ownership interests, (ii) the refinancing of any of the Senior Debt, (iii) the sale of all or substantially all of the common stock or other equity interest or assets of any of the Borrowers as a going concern, or (iv) the liquidation of all or substantially all of the assets of any of the Borrowers not as a going concern.

      "'Senior Debt' shall mean as of any date of determination the Indebtedness as of such date."

      3. Section 2.9 of the Agreement is amended by inserting the following sentence at the end of such Section:

      "Notwithstanding anything to the contrary set forth in this Section 2.9, any extension of the Revolving Credit Maturity Date shall be subject to the provisions of the Intercreditor Agreement."

      4.    Section 4A.2(c) of the Agreement is amended to read as follows:

      "(c) Subject to the terms hereof, the principal indebtedness outstanding under Term Notes-A, plus accrued and unpaid interest thereon, shall be due and payable on the Term Loan-A Maturity Date."

      5.    Section 4B.2(c) of the Agreement is amended to read as follows:

      "(c) Subject to the terms hereof, the principal indebtedness outstanding under Term Notes-B, plus accrued and unpaid interest thereon, shall be due and payable on the Term Loan-B Maturity Date."

      6. The first sentence of Section 5.1 of the Agreement is amended to read as follows:

      "Interest on the unpaid balance of all Prime-based Advances from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds monthly, commencing July 1, 2001 and on the first Business Day of each month thereafter."

      7.    Section 5.3 of the Agreement is amended to read as follows:

      "5.3 [Reserved.]"

      8.    Section 5.8(a) of the Agreement is amended to read as follows:

      "(a) The Term Loans shall be subject to required annual principal reductions, payable on April 30 of each year (commencing April 30, 2002) until the later of the Term Loan-A Maturity Date or the Term Loan-B Maturity Date, each in an amount equal to the lesser of (i) ninety percent (90%) of Excess Cash Flow for the immediately preceding fiscal year and
      (ii) the amount by which Availability under the Revolving Credit exceeds $4,500,000 from

      December 1 of such preceding fiscal year through and including January 31 of such year; provided, however, that no such principal reduction shall be required in any year where the Availability under the Revolving Credit was not at least $4,500,000, as such Availability is determined by the average daily Advances outstanding under the Revolving Credit from December 1 of such preceding fiscal year through and including January 31 of such year. Excess Cash Flow prepayments shall be applied first to the indebtedness outstanding under the Term Notes evidencing Term Loan-B, pro rata, and then to the indebtedness outstanding under the Term Notes evidencing Term Loan-A, pro rata."

      9.    Section 5.8(b) is amended to read as follows:

      "(b) [Reserved]."

      10.   Section 5.9 is added to the Agreement to read as follows:

      "5.9 Application of Net Cash Proceeds.

      (a) Immediately upon receipt by Borrower or any Subsidiary of any Net Cash Proceeds from any Asset Sale, excluding, however, (i) any Asset Sale permitted pursuant to the provisions of Section 9.5(a), (b), (c), (e),
      (f), (i) or (j) and (ii) the Net Cash Proceeds of a Proceeds Sharing Event, the Borrowers shall deposit with Agent such Net Cash Proceeds, to be held in a cash collateral account for the benefit of the Banks as collateral security for the Indebtedness, in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, however, that in the case of any Asset Sale permitted under Section 9.5(g), Borrowers may use all or any portion of the Net Cash Proceeds of such asset sale to purchase replacement assets used or to be used by the Borrowers or such subsidiary, as the case may be, in its business as permitted under Section 8.4(a) so long as (x) no Default or Event of Default has occurred and is continuing as of the date of sale or purchase, (y) each such purchase is made (or contract to make such purchases has been entered into) within 365 days following the date of such Asset Sale and (iii) the Borrowers deliver to the Agent, concurrently with or prior to the date of such Asset Sale, a certificate of an authorized officer of the Borrower stating that such Net Cash Proceeds will be so used. Notwithstanding the foregoing, to the extent that Net Cash Proceeds from any Asset Sale are derived from the sale of Inventory or Accounts, such Net Cash Proceeds, shall be applied as a prepayment of the outstanding Revolving Credit Advances, if any. Borrowers hereby grant Agent, for the benefit of the Banks, a security interest in the cash collateral account for the benefit of the Banks. The funds in the cash collateral account shall be distributed and applied as set forth in the Intercreditor Agreement.

      (b) The proceeds of a Proceeds Sharing Event shall be distributed and applied as set forth in Section 5.3(a) of the Intercreditor Agreement."

      11.   Section 8.8 of the Agreement is amended to read as follows:

      "8.8  [Reserved.]"

      12.   Section 8.9 of the Agreement is amended to read as follow:

      "8.9 Maintain Senior Debt to EBITDA. Maintain as of the end of each fiscal year, commencing with the fiscal year ending December 31, 2002, a Senior Debt to EBITDA Ratio of not more than the following amounts as of the dates set forth below:

            December 31, 2002 8.50 to 1.0
            December 31, 2003 4.00 to 1.0
            December 31, 2004 3.50 to 1.0
            December 31, 2005 and thereafter 3.25 to 1.0."

      13.   Section 8.10 of the Agreement is amended to read as follows:

      "8.10 Maintain a Fixed Charge Coverage Ratio. Maintain, as of the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2002, a Fixed Charge Coverage Ratio of not less than the following during the periods set forth below:

            January 1, 2002 through December 31, 2002.................1.0 to 1.0
            January 1, 2003 through June 30, 2003 1.5 to 1.0
            July 1, 2003 2.0 to 1.0."

      14. Clause (q) is added to Section 9.1 of the Agreement to read as follows:

      "(q)  Debt of Holdings evidenced by the Junior Creditor Notes."

      15. Clause (h) is added to Section 9.2 of the Agreement to read as follows:

      "(h) A Lien on the Collateral in favor of Junior Creditors, subject to the terms of the Intercreditor Agreement."

      16. Clause (n) is added to Section 10.1 of the Agreement to read as follows:

      "(n) A default or event of default under the Intercreditor Agreement or either of the Junior Creditor Notes."

      17.   Section 11.2 of the Agreement is amended to read as follows:

      "11.2 Application of Proceeds of Collateral. Subject to the terms of
      Section 5.3 of the Intercreditor Agreement, notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any Collateral, together with any offsets, voluntary payments by Borrowers or any Subsidiary or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Notes and any Reimbursement

      Obligations on a pro rata basis (or in such order and manner as determined by the Majority Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Borrowers or the applicable Subsidiary, as the case may be. The application of such proceeds and other sums to the Notes and the Reimbursement Obligations shall be based on each Bank's Percentage of the aggregate of the loans."

      18.   Section 11.4 is added to the Agreement to read as follows:

      "11.4 Majority Banks. Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, including, without limitation, the definition of "Majority Banks" set forth in this Agreement, in the event of (a) an insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization, readjustment, composition or other similar case or proceeding relating to any Borrower or any Subsidiary or the assets of any Borrower or any Subsidiary, (b) any liquidation, dissolution, reorganization or winding up of any Borrower or any Subsidiary or (c) any assignment for the benefit of creditors or any marshalling of the assets of any Borrower (collectively, the "Proceedings"), the Onex Entity and J2R, each in its capacity as a Bank, shall have the right to vote its claim under this Agreement and the right to file a proof of claims in such Proceedings."

      19.   The following sentence is added to the end of Section 14.8(c):

      "Notwithstanding the foregoing provisions of this Section 14.8(c), no Bank may sell, transfer or assign any of its rights or obligations hereunder or under the other Loan Documents to any other Bank or any Affiliate of a Bank unless such Bank is a commercial bank, savings and loan association, insurance company, pension fund, mutual fund, loan or debt fund, commercial finance company or other similar financial institution, the identity of which is approved by Borrowers and Agent, such approval not to be unreasonably withheld or delayed, provided that the approval of the Borrowers shall not be required upon the occurrence and during the continuance of a Default or an Event of Default."

      20. Schedules 1.1, 1.2, 9.9 and 14.6 of the Agreement are amended to read in the form of Schedules 1.1, 1.2, 9.9 and 14.6 annexed hereto.

      21. Exhibit E of the Agreement is amended to read in the form of Exhibit E annexed hereto.

      22. Notwithstanding anything to the contrary set forth in the Agreement, on or after the date hereof, all Advances shall bear interest at the Prime-based Rate and Borrowers may not elect the Eurodollar-based Rate for any Advance.

      23. Within two weeks after the Effective Date, Borrowers shall furnish to Agent, with sufficient copies for each Bank, the financial statements of Borrowers as of December 31, 2000, otherwise required under Section 8.1(a) of the Agreement. A default under this
Section 23 shall constitute an Event of Default under the Agreement.

      24. In consideration of this Amendment and Waiver, Borrowers shall pay to Agent for distribution to the Banks, pro rata, a non-refundable amendment fee ("Amendment Fee") in an amount and payable as follows:

      a. Upon the occurrence of a Proceeds Sharing Event and after the payment in full of (a) all Indebtedness (excluding the Amendment Fee), and (b) the principal and accrued interest on the Junior Creditor Notes (collectively, the "Priority Amounts"), Borrowers shall pay Agent (for distribution to the Banks, pro rata based on their respective Percentages), an Amendment Fee equal to the lesser of (i) the amount by which the proceeds of the Proceeds Sharing Event exceeds the sum of the Priority Amounts or (ii) $1,500,000; provided, however, if a Proceeds Sharing Event has not occurred on or before the fifth anniversary of the execution of this Amendment, then within five (5) days following such anniversary date, Borrowers shall pay to Agent (for distribution to the Banks, pro rata based on their respective Percentages), an amount equal to the lesser of (i) the amount, if any, by which Borrowers' Consolidated EBITDA for the twelve month period ending on the last day of the month immediately preceding such anniversary date, multiplied by four (4), exceeds the sum of the Priority Amounts or (ii) $1,500,000.

      b. Notwithstanding the provisions of paragraph 24a above, if the Proceeds Sharing Event is a refinancing of the Indebtedness and Comerica Bank and U.S. Bank National Association are participant lenders in such refinancing, then the payment of the Amendment Fee shall be deferred to the date upon which the next Proceeds Sharing Event occurs and shall have priority over the payment of the new credit facilities. Except to the extent permitted by Section 9.6 of the Agreement, in no event shall any shareholder of any of the Borrowers receive a return on equity until the Amendment Fee has been paid in full.

      25. Banks hereby permanently waive the Events of Defaults identified on the Schedule of Existing Events of Default annexed hereto. Nothing in this Amendment and Waiver shall constitute the waiver by the Banks of any of any Event of Default existing as of the date hereof which is not identified on such Schedule or any Event of Default which occurs after the date hereof.

      26. The amendments and waivers set forth above shall be effective upon the date upon which all of the following have been satisfied (the "Effective Date"): (a) issuance, execution and delivery by Borrowers, Agent, Banks and Guarantor of this Amendment and Waiver; (b) receipt by Agent of evidence, satisfactory to Agent in its sole discretion, of the funding of the $7,000,000 aggregate loans to Holdings evidenced by the Junior Creditor Notes; and (c) execution of the loan documents identified on the closing agenda annexed hereto in form satisfactory to Majority Banks.

      27. Except as expressly modified hereby, all the terms of and conditions of the Agreement shall remain in full force and effect. Nothing set forth in this Amendment and Waiver shall imply the consent of any of the Banks to any Proceeds Sharing Event or Asset Sale, which consent shall be necessary to the extent required in and in accordance with the terms of the Agreement.

      28. Borrowers hereby represent and warrant that, AFTER GIVING EFFECT TO THE AMENDMENTS AND WAIVERS CONTAINED HEREIN, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within each of the Borrowers' powers, have been duly authorized, are not in contravention of law or the terms of each of the Borrowers' Articles of Incorporation or Bylaws or Articles of Organization or Operating Agreement, as applicable, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the representations and warranties of Borrowers set forth in Sections 7.1 through 7.17 and 7.19 through 7.23 of the Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof; (c) the representations and warranties of Borrowers set forth in Section 7.18 of the Agreement are true and correct in all material respects as of the date hereof with respect to the most recent financial statements furnished to the Bank by Borrowers in accordance with
Section 8.1 of the Agreement; and (d) no Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, has occurred and is continuing as of the date hereof.

      29. This Amendment may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

      WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent                     TRIM SYSTEMS OPERATING CORP.

By: /s/ [Illegible]                    By:
   -----------------------------------

Its:Senior Vice President              Its: Vice President
    ----------------------------------

                                            TRIM SYSTEMS, LLC

                                            By: /s/ Carl E. Nelson
                                               ---------------------------------

                                            Its: Vice President
                                                --------------------------------

                                            TEMPRESS, INC.

                                            By: /s/ Carl E. Nelson
                                               ---------------------------------

                                            Its: Vice President
                                                --------------------------------

REVOLVING/TERM BANKS:                       COMERICA BANK

                                            By: /s/ Carl E. Nelson
                                               ---------------------------------

                                            Its: Vice President
                                                --------------------------------

                                            U.S. BANK NATIONAL ASSOCIATION

                                            By: /s/ Daniel J. Falstad
                                               ---------------------------------

                                            Its: Vice President
                                                --------------------------------

                                            J2R PARTNERS II-B, LLC

                                            By: /s/ Carl E. Nelson
                                               ---------------------------------

                                            Its:
                                                --------------------------------

                                            1363880 ONTARIO INC.

                                            By: /s/ [ILLEGIBLE]
                                               --------------------------------

                                            Its: Vice President
                                                -------------------------------

SWING LINE BANK:                            COMERICA BANK

                                            By: /s/ [ILLEGIBLE]
                                               --------------------------------

                                            Its: Senior Vice President
                                                -------------------------------

                           ACKNOWLEDGMENT OF GUARANTOR

      The undersigned, being the Guarantor under that certain Guaranty dated October 29, 1998, executed by the undersigned in favor of Comerica Bank, as Agent for and on behalf of the Banks, with respect to obligations and liabilities of Borrower to Banks ("Guaranty") affirms its obligations under the Guaranty and consents to the amendments and waivers set forth above. Capitalized terms used by not defined herein shall have the meanings set forth in the Guaranty.

                                            TRIM SYSTEMS, INC.

                                            By: /s/ Carl E. Nelson
                                               ---------------------------------

                                            Its:
                                                --------------------------------

                                            Dated: June 28, 2001